Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vulcan Materials Company:

We consent to the incorporation by reference in the registration statement on Form S-3 of Vulcan Materials Company our reports dated November 16, 2007, with respect to the consolidated balance sheets of Florida Rock Industries, Inc. and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 30, 2007 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2007 which reports are included in the Annual Report on Form 10-K for the year ended September 30, 2007 of Florida Rock Industries, Inc. and also to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement. Our audit report on the consolidated financial statements refers to a change in the method of computing share-based compensation as of October 1, 2005 and a change in the method of accounting for defined benefit postretirement plans as of September 30, 2007.

/s/  KPMG LLP
Jacksonville, Florida
November 30, 2007
Certified Public Accountants